                                                                   EXHIBIT 10.43


                               FINANCING AGREEMENT

                                 BY AND BETWEEN

                       THE CIT GROUP/BUSINESS CREDIT, INC.
                                   (AS LENDER)


                                       AND


                              TRAK AUTO CORPORATION
                           SUPER TRAK AUTO CORPORATION
                                TRAK CORPORATION
                                 (AS BORROWERS)


                          DATED AS OF DECEMBER 18, 1996


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

                                TABLE OF CONTENTS


                                                            Page
                                                            ----

SECTION 1.  Definitions                                        4

SECTION 2.  Conditions Precedent                              14

SECTION 3.  Revolving Loans                                   18

SECTION 4.  Letters of Credit                                 24

SECTION 5.  Collateral                                        26

SECTION 6.  Representations, Warranties and Covenants         28

SECTION 7.  Interest, Fees and Expenses                       34

SECTION 8.  Powers                                            38

SECTION 9.  Events of Default and Remedies                    39

SECTION 10. Termination                                       42

SECTION 11. Indemnities                                       42

SECTION 12. Miscellaneous                                     43



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         This Financing Agreement (this "Financing Agreement") dated as of
December 18, 1996 is made by and between THE CIT GROUP/BUSINESS CREDIT, INC. (hereinafter "CITBC"), a New York corporation, with offices located at 900 Ashwood, Parkway, Atlanta, GA 30338 and TRAK AUTO CORPORATION, ("TAC"), Super Trak Corporation ("STC") and Trak Corporation ("TC") (TAC, STC and TC may be hereinafter referred to individually as a "Company" and collectively as the "Companies"), each a Delaware corporation, with a principal place of business at 3300 75th Avenue, Landover, Maryland 20785.

SECTION 1.        DEFINITIONS

ACCOUNTS shall mean all of the Companies', now existing and future: (a) accounts (as defined in the UCC) created by or arising from all of the Companies sales of Inventory and all rights to payment under and with respect to (i) promissory notes and (ii) bank or non-bank credit cards, and all accounts arising from sales made under any of the Companies' trade names or styles, or through any of the Companies' subsidiaries, (b) unpaid seller's or lessor's rights (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom; (c) rights to any Inventory represented by any of the foregoing, including rights to returned or repossessed goods; (d) reserves and credit balances arising in the Concentration Account and hereunder;
(e) guarantees or collateral for any of the foregoing; (f) insurance policies or rights relating to any of the foregoing; and (g) cash and non-cash proceeds of any and all the foregoing.

ADMINISTRATIVE FEE shall mean the fee payable to CITBC in accordance with and pursuant to, the provisions of Paragraph 14 of Section 7 of this Financing Agreement to offset the costs and expenses of CITBC in connection with record keeping, periodic examinations and analyzing and evaluating the Collateral.

ANNIVERSARY DATE shall mean the date occurring three (3) years from the Closing Date and the same date in every year thereafter.

APPLICABLE MARGIN shall mean the increment over, or below, as the case may be the Chase Rate or Libor as determined at the beginning of each Fiscal Quarter based upon the Funded Debt Ratio calculated as at the end of the prior Fiscal Quarter and as certified by the Chief Financial Officer or Treasurer of TAC on behalf of the Companies and shall be equal to:


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
FUNDED DEBT                       INCREMENT OVER CHASE          INCREMENT OVER
RATIO                             RATE                          LIBOR
-----                             ----                          -----

Less than .20 to 1                negative 0.50%                1.50%

Equal to or greater than
 .20 to 1 but less than
 .36 to l                         negative 0.25%                1.75%


Equal to or greater than
 .36 to 1 but less than
 .51 to l                         0.00%                         2.00%

Equal to or greater than
 .51 to 1                         0.25%                         2.25%

Notwithstanding the foregoing the Applicable Margin in effect from the Closing Date until the first day of the first Fiscal Quarter commencing thereafter shall be negative 0.25% with respect to the Chase Rate and 1.75% with respect to Libor.

AVAILABILITY shall mean, at any time of determination, the excess of the Borrowing Base over the outstanding aggregate amount of all Obligations (including the outstanding aggregate amount of Letters of Credit) of the Companies.

BLOCKED ACCOUNTS shall mean those accounts owned by, and in the name of the Companies which are blocked in favor of CITBC and designated by CITBC for the deposit of proceeds of Collateral.

BORROWING BASE shall have the meaning provided in Paragraph 1 of Section 3 of this Financing Agreement.

BUSINESS DAY shall mean (a) for all purposes other than those covered by clause
(b) below, any day that CITBC and Chase Bank are open for business excluding Saturday, Sunday and any day that either is a legal holiday under the laws of the State of New York, Georgia or Maryland or is a day on which banking institutions located in such State are closed and (b) with respect to all notices, determinations, fundings and payments in connection with Libor, any date that is a Business Day as described in clause (a)


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above that is also a day for trading by and between banks in dollar deposits in the applicable interbank Libor market.

CAPITAL EXPENDITURES for any period shall mean the aggregate of all expenditures of TAC and its subsidiaries during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in the balance sheet of the Companies.

CAPITAL LEASE shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP is accounted for as a capital lease or a Capital Expenditure on the consolidated balance sheet of TAC and its subsidiaries provided, however, that for purposes of this definition, store leases, whether or not capitalized on the books of TAC and its subsidiaries, will not be treated as a Capital Lease.

CHASE BANK shall mean the survivor of the merger of The Chase Manhattan Bank, N.A. into Chemical Bank with the latter having survived and changed its name to Chase Bank.

CHASE RATE shall mean the rate of interest per annum announced by Chase Bank from time to time ac its prime rate in effect at its principal office in the City of New York. (The prime rate is not intended to be the lowest rate of interest charged by Chase Bank to its borrowers).

CHASE RATE LOANS shall mean all or any portion of the Revolving Loans for which the Chase Rate is used for interest rate calculations.

CLOSING DATE shall mean the date that this Financing Agreement has been fully executed and delivered to CITBC.

CLOSING FEE shall mean the fee payable to CITBC in accordance with, and pursuant to, the provisions of Paragraph 18 of Section 7 of this Financing Agreement.

COLLATERAL shall mean all present and future Inventory, Accounts Documents of Title, and Other Collateral of the Companies and the proceeds of any and all of the foregoing.


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CONCENTRATION ACCOUNT shall have the meaning provided in Paragraph 4 of Section
3 of this Financing Agreement.

CONSOLIDATED BALANCE SHEET shall mean a consolidated balance sheet for TAC and its subsidiaries, eliminating all intercompany transactions and prepared in accordance with GAAP.

CONSOLIDATED CURRENT ASSETS shall mean, wherever used throughout this Financing Agreement, those assets of TAC and its subsidiaries which, in accordance with GAAP on a basis consistent with the latest audited consolidated statements of TAC. are classified as "current".

CONSOLIDATED CURRENT LIABILITIES shall mean, wherever used throughout this Financing Agreement, those liabilities of TAC and its subsidiaries which, in accordance with GAAP on a basis consistent with the latest audited consolidated statements of TAC, are classified as "current", provided however, that notwithstanding GAAP, the Revolving Loans and the current portion of Permitted Indebtedness shall be considered "Current Liabilities."

CREDIT CARD RECEIVABLES AGREEMENT shall mean a Credit Card Receivables Agreement substantially in the form of Exhibit A hereto and delivered to CITBC and signed by the Companies and an issuer of credit cards accepted by the Companies.

CUSTOMARILY PERMITTED LIEN shall mean

         (a) liens of local or state authorities for franchise or other like taxes, provided the aggregate amounts of such liens shall not exceed $150,000 in the aggregate at any one time;

         (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; and

         (c) pledges or deposits made (and the liens thereon) in the ordinary course of business (including, without limitation,


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security deposits for leases, indemnity bonds, surety bonds and appeal bonds) or in connection with workers' compensation, unemployment insurance, stock option plans, 401(k) plans, non-qualified deferred compensation arrangement, profit sharing plans, and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts.

DEFAULT shall mean any event specified in Section 9, Paragraph 1 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, has occurred.

DEFAULT RATE OF INTEREST shall mean the Chase Rate plus two percent (2%) per annum, which CITBC shall be entitled to charge the Companies on all Obligations due CITBC by the Companies to the extent provided in Paragraph 2 of Section 9 of this Financing Agreement.

DOCUMENTATION FEE shall mean CITBC's reasonable fees, exclusive of Out-of-Pocket Expenses, intended to compensate CITBC for the use of CITBC's in-house Legal Department and facilities subsequent to the Closing Date in documenting any and all modifications, waivers, releases, amendments, supplemental documentation or additional collateral with respect to this Financing Agreement, the other Loan Documents, the Collateral and/or the Obligations.

DOCUMENTS OF TITLE shall mean all present and future documents (as defined in the UCC) and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

ELIGIBLE INVENTORY shall mean Inventory which meets the following qualifications: (i) it is lawfully owned by the Companies and is subject to a valid, perfected, first priority lien in favor of CITBC and not subject to any lien, other than Permitted Encumbrances, and is not held on consignment and may be lawfully sold; (ii) it is (A) located in one of the Companies' distribution centers, warehouses or store locations or (B) located in other


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locations in the continental United States as CITBC shall have approved in writing from time to time, which approval shall be given upon the Companies providing CITBC with evidence, reasonably satisfactory to CITBC, of (1) CITBC's perfected, first priority lien on all Inventory located in such locations and
(2) the absence of any other liens on any Inventory located in such locations, which evidence may include the results of UCC, tax and judgment lien searches in such locations and acknowledgment copies of UCC financing statements naming the Companies, as debtors, and CITBC, as secured party, filed in such locations;
(iii) it is determined in the reasonable judgment of CITBC to be, when taken as a whole, substantially similar in quality and mix (having regard for seasonal variations) to the Inventory maintained by the Companies in recent historical operations prior to the Closing Date; (iv) it is Inventory that has been valued after deducting the greater of 15% of gross Inventory or the aggregate amount of reserves for (1) shrinkage, (2) Inventory to be returned to suppliers, (3) Inventory in-transit to third parties (other than the Companies' agents or warehouses), (4) supplies, (5) consignment Inventory, (6) rejected, defective, damaged, aged or otherwise unsalable Inventory, (7) an amount equal to two times the monthly rent for each location for which CITBC has not received a Landlord Waiver, (8) displays, (9) special order Inventory, (10) slow moving and obsolete Inventory, (11) the amount of all sales taxes collected by the Companies and not yet remitted to the authority to which such taxes are owed, and (12) other reserves required by CITBC in the exercise of its reasonable business judgment. The amount of such reserves shall be determined solely by CITBC in its reasonable business judgment using standards consistently applied. Such standards shall take into consideration amounts representing historically, the Companies' reserves, discounts, returns, claims, credits and allowances,

EQUIPMENT shall mean all of the Companies' present and hereafter acquired equipment (as defined in the UCC) and any and all machinery, motor vehicles, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds of whatever sort.


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ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

EVENT(S) OF DEFAULT shall have the meaning provided for in Section 9, Paragraph 1 of this Financing Agreement.

EXECUTIVE OFFICER shall mean any of the President, Chief Executive Officer, Chief Financial Officer, Treasurer or Secretary of the Company.

FISCAL PERIOD shall mean each of (i) the two (2) four (4) week periods and (ii) one (1) five (5) week period of each Fiscal Quarter.

FISCAL QUARTER shall mean each thirteen (13) week period of each Fiscal Year.

FISCAL YEAR shall mean each 52 or 53 week period ending on the Saturday closest to January 31.

FUNDED DEBT shall mean the aggregate of interest bearing debt (whether paid in kind, accrued or paid) of TAC and its subsidiaries whether secured or unsecured, including without limitation, all Capital Lease obligations and all reimbursement obligations under letters of credit and acceptances.

FUNDED DEBT RATIO shall mean the ratio of Funded Debt to Tangible Net Worth.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply that in the event the Companies modify their accounting procedures as applied as of the Closing Date, the Companies shall provide such statements of reconciliation as shall be in form and substance reasonably acceptable to CITBC.

GUARANTORS shall mean Trak DHC Corporation, a Delaware corporation, Riverdale Trak Acquisition Inc., a Maryland corporation, each a wholly owned subsidiary of TAC.


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

GUARANTY shall mean a guaranty, in the form attached hereto as Exhibit G guaranteeing the obligations of the Companies to CITBC.

HAFT SETTLEMENT TRANSACTION shall mean any transaction entered into or payments (including payments to affiliates) made by the Companies in connection with any settlements previously entered into or which may be entered into among members of the Haft family and Dart Group Corporation and/or any of its affiliates (including the Companies) including any direct or indirect acquisition of interests in entities owning real properties currently leased or subleased by the Companies and the assumption by such entities of mortgage debt on such properties; provided, however, that (i) any such payments by the Companies (excluding payments made in connection with such assumed mortgage debt) shall not exceed $25,000,000 in the aggregate, and (ii) any guarantees issued by the Companies in connection therewith shall not exceed $20,000,000 in the aggregate.

INDEBTEDNESS shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of money (borrowed or otherwise due or owing to third parties) or for the deferred purchase price of property, services or assets, other than Inventory or (b) Capital Leases.

INVENTORY shall mean all of the Companies present and hereafter acquired inventory (as defined in the UCC) and any and all merchandise and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials, wherever located, used or usable in manufacturing, processing, packaging or shipping same and in all stages of production and all cash and non-cash proceeds thereof of whatever sort.

ISSUING BANK shall mean the bank, which shall be chosen by CITBC and approved by the Companies, issuing Letters of Credit for or on behalf of the Companies.

LANDLORD WAIVER shall mean a waiver executed by a landlord of a premises not owned by the Companies but otherwise leased, used, or otherwise occupied thereby, in form and substance satisfactory to CITBC, containing provisions that, inter alia, (i) waive any lien such party may have on any of the Inventory and (ii) grant to CITBC


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access rights to the premises substantially in the form attached hereto as
Exhibit E.

LETTERS OF CREDIT shall mean all letters of credit issued with the assistance of CITBC by the Issuing Bank for or on behalf of the Companies.

LETTER OF CREDIT GUARANTY shall mean the guaranty delivered by CITBC to the Issuing Bank of the Companies' reimbursement obligation under the Issuing Bank's reimbursement agreement, application for letter of credit or other like document.

LETTER OF CREDIT GUARANTY FEE shall mean the fee CITBC may charge the Companies under Paragraph 12 of Section 7 of this Financing Agreement for (i) issuing the Letter of Credit Guaranty and/or (ii) otherwise aiding the Companies in obtaining Letters of Credit pursuant to this Financing Agreement.

LETTER OF CREDIT SUBLINE shall mean the aggregate amount of Letters of Credit the Companies may establish or open pursuant to Section 4 of this Financing Agreement, which amount (a) shall not exceed $5,000,000 and (b) shall be deemed to be a subline within the Line of Credit.

LEVERAGE RATIO shall mean the ratio of Total Liabilities to Tangible Net Worth.

LIBOR LOANS shall mean, at any time of determination for each applicable Libor Period, the prevailing London Interbank Offered Rate paid in London on one (1) month, two (2) month, three (3) month or six (6) month dollar deposits from other banks as quoted by Chase Bank.

LIBOR LOAN shall mean all or any portion of the Revolving Loans for which the Libor Rate is used for interest rate calculations together with the Applicable Margin.

LIBOR PERIOD shall mean the one (1) month, two (2) month, three (3) month or six
(6) month Libor Period with respect to Libor Loans, as selected by the Companies pursuant to Section 7 of this Financing Agreement.


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LIBOR PREPAYMENT PENALTY shall mean, for any payment of principal of any Libor
Loan prior to the end of an applicable Libor Period, an amount computed pursuant to the following formula:

                                 (R - T) x P x D
                                 ---------------
                                       365

         R =      interest rate applicable to the Libor Loan
         T =      effective interest rate per annum at which any readily
                  marketable bonds or other obligations of the United States, selected at CITBC 's sole discretion, maturing on or near the last day of the then applicable Libor Period and in
                  approximately the same principal amount as such Libor Loan can be purchased by CITBC on the day of such prepayment of
                  principal
         P =      the amount of principal prepaid
         D =      the number of days remaining in the Libor Period as of
                  the date of such prepayment

The Companies shall pay such amount within five (5) Business Days of presentation by CITBC to the Companies of a statement setting forth such amount and CITBC's calculation thereof pursuant hereto, which statement shall be conclusive on the Companies absent manifest error.

LIBOR TRANCHE shall mean the whole or any portion of the Revolving Loans for which a Libor selection, continuation, or conversion from a Chase Rate was made by the Companies.

LINE OF CREDIT shall mean the aggregate commitment of CITBC to (i) make Revolving Loans pursuant to Section 3 of this Financing Agreement to the Companies and (ii) assist the Companies in opening Letters of Credit pursuant to
Section 4 of this Financing Agreement, in the aggregate amount of $25,000,000 (inclusive of the Letter of Credit Subline).

LINE OF CREDIT FEE shall mean the fee due CITBC at the end of each month for the Line of Credit and shall be determined by multiplying (a) the difference between
i)(x) $10,000,000 until such time as the Revolving Loan balance together with Letters of Credit exceeds $10,000,000 at any time, (y) $20,000,000 until such time as the Revolving Loan balance together with Letters of Credit exceeds $20,000,000 at any time, or (z) $25,000,000 and ii) the sum of


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x) the average daily balance of Revolving Loans for said month plus y) the average daily balance of outstanding Letters of Credit of the Companies for said month by (b) twenty-five hundredths of one percent (.25%) per annum for the number of days in said month based on a 360 day year.

LOAN DOCUMENT shall mean this Financing Agreement, the Guaranty, and any other agreements and documents referenced herein or contemplated hereby or executed from time to time in connection with this Financing Agreement, as the same may be renewed, amended, modified, extended, or supplemented from time to time.

MORTGAGE WAIVER shall mean, a waiver executed by each mortgagee of a premises owned by the Companies, in the form attached hereto as Exhibit H containing provisions that, inter alia, (i) waive any lien such party may have on any of the Inventory of the Companies and (ii) grant to CITBC access rights to the premises.

OBLIGATIONS shall mean all loans and advances made or to be made by CITBC to the Companies or to others for the Companies' account pursuant to this Financing Agreement or any of the Loan Documents: any and all indebtedness and obligations which may at any time be owing by the Companies to CITBC howsoever arising, whether now in existence or incurred by the Companies from time to time hereafter: whether secured by pledge, lien upon or security interest in any of the Companies' assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Companies are liable to CITBC for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing to CITBC by the Companies under this Financing Agreement, any other Loan Document, or under any other agreement or arrangement now or hereafter entered into between the Companies and CITBC; indebtedness or obligations incurred by, or imposed on, CITBC as a result of environmental claims (other than as a result of actions of CITBC) arising out of the Companies' operations, premises or waste disposal practices or sites; the Companies' liability to CITBC as maker or endorser on any promissory note or other instrument for the payment of money; the Companies' liability to CITBC under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CITBC may make or issue to others for the Companies' account, including any


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accommodation extended with respect to applications for Letters of Credit,
CITBC's acceptance of drafts or CITBC's endorsement of notes or other instruments for the Companies' account and benefit.

OTHER COLLATERAL shall mean all now owned and hereafter acquired deposit accounts maintained with any bank or financial institutions; all cash and other monies and property in the possession or control of CITBC; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon, and all cash and non-cash proceeds of the foregoing.

OUT-OF-POCKET EXPENSES shall mean, as applicable to the transactions contemplated by this Financing Agreement, all of CITBC's present and future reasonable expenses incurred directly relating to this Financing Agreement or any other Loan Document, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, all costs and expenses incurred by CITBC in opening bank accounts, depositing checks, receiving and transferring funds, and any charges imposed on CITBC due to "insufficient funds" of checks deposited into Blocked Accounts or the Concentration Account and CITBC's standard fee relating thereto, any amounts paid by CITBC, incurred by, or charged to CITBC by the Issuing Bank under the Letter of Credit Guaranty or the Companies' reimbursement agreement, application for letter of credit or other like document which pertain either directly or indirectly to such Letters of Credit, and CITBC's standard fees relating to the Letters of Credit and any drafts thereunder, local counsel fees and disbursements, title insurance premiums, real estate survey costs, the fees and taxes relative to the filing of financing statements, and all expenses, costs and fees set forth in Paragraph 3 of Section 9 of this Financing Agreement.

PERFECTION CERTIFICATE shall mean the Perfection Certificate substantially in the form of Exhibit C attached hereto signed by an Executive Officer and delivered to CITBC.

PERMITTED ENCUMBRANCES shall mean: (i) Customarily Permitted Liens; (ii) liens granted to CITBC by the Companies; (iii) liens of judgment creditors provided such liens do not exceed, in the


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aggregate, at any time, $250,000 (other than liens bonded or insured to the reasonable satisfaction of CITBC); (iv) liens for taxes not yet due and payable or which are being diligently contested in good faith by the Companies by appropriate proceedings and for which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which liens are not
x) senior to the liens of CITBC or y) for taxes due the United States of America or any state thereof having similar priority status.

PERMITTED INDEBTEDNESS shall mean: (i) current Indebtedness maturing in less than one year and incurred in the ordinary course of the Companies' business for raw materials, supplies, Equipment, services, taxes, rent or labor; (ii) Indebtedness arising under the Letters of Credit and this Financing Agreement;
(iii) deferred taxes, obligations under store leases incurred in the ordinary course of business and other expenses incurred in the ordinary course of the Companies' business; (iv) Indebtedness arising from operating and Capital Leases of Equipment which shall not exceed $30,000,000 at any time outstanding, provided that the Companies shall not incur more than $10,000,000 of such Indebtedness in any Fiscal Year; (v) Indebtedness arising from Capital Leases of Real Estate which shall not exceed $30,000,000 at any time outstanding; (vi) Indebtedness arising from letters of credit issued including letters of credit issued to pay premiums on insurance policies which shall not exceed $10,000,000 at any time outstanding; and (vii) other Indebtedness (including existing letters of credit) existing on the Closing Date and listed in the most recent financial statement delivered to CITBC or otherwise disclosed to CITBC in writing prior to the Closing Date.

REAL ESTATE shall mean the Companies' fee and/or leasehold interests in real property.

REVOLVING LOAN NOTICE OF BORROWING shall have the meaning set forth in Paragraph 1 of Section 3 of this Financing Agreement.

REVOLVING LOANS shall mean the loans and advances made, from time to time, to or for the account of the Companies by CITBC pursuant to Section 3 of this Financing Agreement.

TANGIBLE NET WORTH shall mean, the amount by which a) all assets of TAC and its subsidiaries that would, in accordance with GAAP, be


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classified as tangible assets, on a basis consistent with the latest annual audited statement of TAC, provided, however, that amounts due from affiliates shall not be considered a tangible asset, exceed b) Total Liabilities of TAC and its subsidiaries.

TOTAL LIABILITIES shall mean at any date of determination, total liabilities of TAC and its subsidiaries as determined in accordance with GAAP, on a basis consistent with the latest audited statements of TAC.

UCC shall mean the Uniform Commercial Code as in effect in the State of New York and as the same may be amended from time to time.

WAREHOUSE LETTER shall mean a letter executed by a public warehouse in which Inventory (other than Inventory in such warehouses while such Inventory is clearing customs) of the Companies is stored, in the form attached hereto as
Exhibit I containing provisions including, but not limited to (i) a confirmation of CITBC's lien on such Inventory and (ii) instructions to the warehouseman regarding release of the Inventory.

WORKING CAPITAL shall mean an amount equal to Consolidated Current Assets minus Consolidated Current Liabilities.


SECTION 2.        CONDITIONS PRECEDENT
         A.       CONDITIONS TO INITIAL EXTENSION OF CREDIT

The obligation of CITBC to make the initial loans hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such loans, the following conditions precedent (the "Initial Conditions Precedent"):

         1. LIEN SEARCHES - CITBC shall have received tax, judgment and UCC searches satisfactory to CITBC for all locations presently occupied or used by the Companies or any of the Guarantors.

         2. CASUALTY INSURANCE - The Companies shall have delivered to CITBC certificates of insurance and all of the requirements as set forth in Section 6, Paragraph 5 of this Financing Agreement shall have been satisfied.


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         3.   UCC FILINGS - Any documents (including without limitation, financing statements) required to be filed in order to create, in favor of CITBC, a valid, perfected first priority lien in the Collateral with respect to which a security interest may be perfected by a filing under the UCC shall have been properly filed in each office in each jurisdiction required in order to create in favor of CITBC a perfected lien on the Collateral, CITBC shall have received acknowledgment copies of all such filings (or, in lieu thereof, CITBC shall have received other evidence satisfactory to CITBC that all such filings have been made); and CITBC shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

         4. EXAMINATION & VERIFICATION - CITBC shall have completed to its satisfaction an examination and verification of the Inventory, and books and records of the Companies and the Guarantors.

         5. GUARANTY - Each of the Guarantors shall have executed and delivered to CITBC a Guaranty.

         6.   Intentionally Omitted

         7. OPINIONS - Counsel for the Companies and the Guarantors shall have delivered to CITBC opinions satisfactory to CITBC opining, inter alia, that, subject to the (i) filing, priority and remedies provisions of the UCC, (ii) the provisions of the Bankruptcy Code, insolvency statutes or other like laws, (iii) the equity powers of a court of law: (a) each Guaranty of the Guarantors is valid, binding and enforceable according to its terms; (b) all of the Loan Documents, including without limitation this Financing Agreement, are x) valid, binding and enforceable according to their terms, y) are duly authorized, executed and delivered and z) do not violate any terms, provisions, representations or covenants in the charter or by-laws of either the Companies or the Guarantors (as the case may be) or, to the best knowledge of such counsel, of any loan agreement, mortgage, deed of trust, note, security or pledge agreement or indenture to which the Companies are a signatory or by which any Companies or their assets are bound.

         8. PERFECTION CERTIFICATE - An Executive Officer shall have executed and delivered to CITBC a Perfection Certificate substantially in the form of Exhibit C hereto.

         9. INVENTORY CONFIRMATION - An Executive Officer shall have executed and delivered to CITBC an Inventory Confirmation substantially in the form of Exhibit B hereto.

         10. CITBC COMMITMENT LETTER - The Companies shall have fully complied, to the satisfaction of CITBC, with all of the terms and conditions of the commitment letter, dated October 22, 1996, issued by CITBC to, and accepted by, TAC.

         11. BOARD RESOLUTIONS - CITBC shall have received a copy of the resolutions of the Board of Directors of (A) the Companies authorizing the execution, delivery and performance of (i) this Financing Agreement and (ii) any related agreements and (B) each Guarantor authorizing the execution and performance of the Guaranty and any documents executed in connection therewith, in each case certified by the Secretary or Assistant Secretary thereof as of the date hereof, together with a certificate of the Secretary or Assistant Secretary thereof as to the incumbency and signature of the officers thereof executing this Financing Agreement, the Guaranty and any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

         12. CORPORATE ORGANIZATION - CITBC shall have received (i) a copy of the Articles or Certificate of Incorporation of each of the Companies and each Guarantor certified by the Secretary of State or respective agency of its state(s) of incorporation, and (ii) a copy of the By-Laws (as amended through the date hereof) of each of the Companies and each Guarantor, certified by the Secretary or Assistant Secretary thereof.

         13. GOOD STANDING CERTIFICATES - CITBC shall have received good standing certificates from the Secretaries of State or respective agency of each of the Companies' and each Guarantor's state of incorporation and in each jurisdiction where the failure to qualify to do business would have a material adverse effect on the business of the Companies, each certificate to be dated not more than 60 days prior to the Closing Date.

         14. OFFICER'S CERTIFICATE - CITBC shall have received an executed Officer's Certificate of the Companies, satisfactory in form and substance to CITBC, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the date hereof: (ii) the Companies are in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred.

         15. ABSENCE OF DEFAULT - No Default, Event of Default or material adverse change in the financial condition, business, prospects, profits, operations or assets of TAC and its subsidiaries shall have occurred since August 3, 1996, except as may result from the Haft Settlement Transactions.

         16. LEGAL RESTRAINTS/LITIGATION - At the date of execution of this Financing Agreement, except as set forth on Schedule 2 or in TAC's Form 10-K and Form 10-Q for the fiscal year ended February 3, 1996 and the fiscal quarter ended August 3, 1996, respectively, there are no actions, suits or arbitration proceedings (whether or not purportedly on behalf of the Companies) pending or, to the knowledge of the Companies, threatened against the Companies, or maintained by the Companies at law or in equity before any governmental body which may reasonably be expected to be adversely determined and, if adversely determined, may reasonably be expected to have a material adverse effect on the financial condition, property or operations of TAC and its subsidiaries.

         17. DISBURSEMENT AUTHORIZATIONS - The Companies shall have delivered to CITBC all information reasonably necessary for CITBC to issue wire transfer instructions on behalf of the Companies for the Revolving Loans including, but not limited to, disbursement authorizations in form reasonably acceptable to CITBC.

         18. INVENTORY REPORTING - CITBC shall have received a satisfactory inventory valuation conducted by an independent third party acceptable to CITBC.

         19. WAREHOUSE LETTERS - Except for those premises for which a reserve will be taken, CITBC shall have received from each public warehouse in which Inventory (other than Inventory in such warehouses while such Inventory is clearing customs) of the Companies is stored, a Warehouse Letter.

         20. LANDLORD WAIVERS - Except for those premises for which a reserve will be taken, CITBC shall have received from each landlord of any premises not owned by a Company but otherwise leased, used, or occupied thereby, a Landlord Waiver.

         21.  BANK ACCOUNTS - As of the Closing Date, each Company shall have
(i) entered into blocked account agreements for each of its depository accounts (other than its operating accounts) in form and substance reasonably satisfactory to CITBC; (ii) established a Concentration Account and shall have transferred to CITBC legal title to same; (iii) required the credit card companies with which it transacts business to remit balances to a Blocked Account and/or a Concentration Account: and (iv) delivered to CITBC executed instruction letter(s), all in form and substance satisfactory to CITBC, confirming all of the foregoing items.

         22. COLLECTION ACCOUNT - The Companies shall have established a system of bank accounts with respect to the collection of Accounts and the deposit of proceeds of Inventory as shall be reasonably acceptable to CITBC in all respects.

         23. LOAN DOCUMENTS - The Companies shall have executed and delivered to CITBC this Financing Agreement and all other Loan Documents necessary to consummate the lending arrangement contemplated between the Companies and CITBC.

         24. NOTICE BY DART - The Companies shall have furnished to CITBC evidence satisfactory to the Company that Dart Group Corporation ("Dart") has given not less than seven (7) days prior written notice to counsel of record to each of the parties (other than Dart) to an action filed on October 17, 1995 captioned Gloria G. Haft et al. v. Larry G. Schafran et al., Del. Ch., Civ. A. No. 14620 and an action filed on November 6, 1995 captioned Herbert H. Haft v. Dart Group Corporation et al., Del. Ch. Civ. A. No. 14685 that the Companies are proposing to enter into a secured $25 million revolving credit facility with CITBC (and other lenders it may select), which will include a $5 million letter of credit subfacility, to be used for Working Capital and other corporate purposes.

         25. BORROWING BASE CERTIFICATE - TAC, on behalf of the Companies, shall have executed and delivered to CITBC a Borrowing Base Certificate setting forth the computation of the Borrowing

Base and Availability as of or immediately prior to the Closing Date, which shall indicate an excess Availability of $5,000,000 as of the Closing Date.

Except as otherwise set forth hereinabove, upon the execution of this Financing Agreement and the initial disbursement of loans hereunder, all of the Initial Conditions Precedent shall have been deemed satisfied except as the Companies and CITBC shall otherwise agree herein or in a separate writing.


         B.   CONDITIONS TO EACH EXTENSION OF CREDIT

Except to the extent expressly set forth in this Financing Agreement, the agreement of CITBC to make any extension of credit requested to be made by it to the Companies on any date (including without limitation, the initial extension of credit) is subject to the satisfaction of the following conditions precedent:

         1. REPRESENTATIONS AND WARRANTIES - Each of the representations and warranties made by the Companies in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date. Each borrowing by the Companies hereunder shall constitute a representation and warranty by the Companies as of the date of such loan or advance that each of the representations, warranties and covenants contained in the Financing Agreement have been satisfied and are true and correct, except as the Companies and CITBC shall otherwise agree herein or in a separate writing.

         2. NO DEFAULT - No Default shall have occurred (i) that has not been cured to the satisfaction of CITBC or waived in writing by CITBC and/or no Event of Default shall have occurred that has not been waived in writing by CITBC on such date or (ii) after giving effect to the extension of credit requested to be made on such date.

         3. BORROWING BASE - Except as may be otherwise agreed to from time to time by CITBC and the Companies in writing, and subject to Paragraph 1 of
Section 3 of this Financing Agreement, after giving effect to the extension of credit requested to be made by the Companies on such date, the aggregate outstanding amount of the Revolving Loans and outstanding Letters of Credit owing by the

Companies will not exceed either the Line of Credit or Availability.

         4. ADDITIONAL MATTERS - All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Financing Agreement and all other Loan Documents, shall be reasonably satisfactory in form and substance to CITBC and (to the extent that such proceedings, documents, instruments and other matters relate to the Collateral or CITBC) CITBC shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby, as CITBC shall reasonably request.


SECTION 3.        REVOLVING LOANS


         1. CITBC agrees, subject to the terms and conditions of this Financing Agreement from time to time, and within x) Availability and y) the Line of Credit, but subject to CITBC's right to make "over advances", to make loans and advances to the Companies pursuant to an irrevocable Revolving Loan Notice of Borrowing substantially in the form attached hereto as Exhibit F ("Revolving Loan Notice of Borrowing") on a revolving basis (i.e., subject to the limitations set forth herein, the Companies may borrow, repay and re-borrow Revolving Loans). Such loans and advances shall be in amounts up to forty percent (40%) of the aggregate value of Eligible inventory of the Companies determined at the lower of cost or market less reserves which CITBC from time to time in its sole discretion, exercised reasonably, may deem appropriate (the "Borrowing Base"). All Revolving Loan Notices of Borrowing must be received by an officer of CITBC no later than 1:00 p.m. New York time of the day on which such loans and advances are required. Should CITBC for any reason honor requests for advances in excess of the limitations set forth herein, such advances shall be considered "over advances" and shall be made in CITBC's sole discretion, subject to any additional terms CITBC deems necessary. No single advance of over advance hereunder may be outstanding more than thirty-six (36) months from the date of such advance.

         2. In furtherance of the continuing assignment and security interest in the Companies' Inventory and Accounts, the Companies will, at least weekly, execute and deliver to CITBC in such form and manner as CITBC may reasonably require, solely for CITBC's convenience in maintaining records of such Collateral, such confirmatory schedules of Inventory and Accounts, and estimated (in accordance with the Companies present business practices) sales of Inventory and other Collateral as CITBC may reasonably require and are available or can be reasonably made available from the Companies' existing systems, provided that such weekly confirmatory schedules shall be followed by a monthly report confirming the actual amounts thereof. Upon an Event of Default, CITBC may at its sole option, but at the Companies' expense, conduct one or more complete physical inventories and/or reappraisals of the Companies' Inventory. Failure to provide CITBC with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Companies hereby authorize CITBC to regard their printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Companies' authorized officers or agents.

         3. Each of the Companies hereby represents and warrants that: each Account and all sales of Inventory are based on bona fide sales and delivery of Inventory in the ordinary course of the Companies' business. Each of the Companies hereby further represents and warrants that the Inventory being sold and the proceeds thereof and the Accounts created thereby are the exclusive property of the Companies and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances. The invoices evidencing Accounts or credit card receipts evidencing credit card sales are in the name of one of the Companies and except for disputes, offsets, defenses, counterclaims, returns or credits, all arising in the ordinary course of the Companies' business or except as may be promptly disclosed to CITBC, the purchasers of such Inventory owe and are obligated to pay the amount stated in the invoices or credit card receipts. The Companies confirm to CITBC that any and all taxes or fees relating to their business, sales, the Accounts or Inventory relating thereto, are their sole responsibility and that same will be paid or cause to be paid by the Companies when due unless contested in good faith and adequate reserves have been made for the payment therefor and that none of said taxes or fees represent a lien on or claim against the proceeds of any sale of Inventory. The Companies agree to issue credit memoranda promptly. Each of the Companies also warrants and represents that it is a duly and validly existing corporation and is qualified in all jurisdictions where the failure to so qualify would have a material adverse effect on the business of such Company. The Companies agree to maintain such books and records regarding Accounts as CITBC may reasonably require and agrees that the books and records of the Companies will reflect CITBC's interest in the Accounts. CITBC confirms that (i) it has examined the Companies' books and records regarding Accounts and (ii) in the absence of a change in circumstances (including, without limitation, a change in GAAP) such books and records are presently in a form acceptable to CITBC. All of the books and records of the Companies will be available to CITBC at normal business hours, including any records handled or maintained for the Companies by any other company or entity.

         4. Until CITBC has advised the Companies to the contrary after the occurrence of an Event of Default, the Companies may and will, consistent with the Companies' existing business practices, enforce, collect and receive all amounts owing on the Accounts for CITBC's benefit and on CITBC's behalf, but at the Companies' expense; such privilege shall terminate automatically upon the institution by or against the Companies of any proceeding under any bankruptcy or insolvency law or, at the election of CITBC, upon the occurrence of any other Event of Default and until such Event of Default is waived in writing by CITBC. All checks or cash from the sale of Inventory will be deposited promptly to the Blocked Accounts. Notwithstanding the foregoing sentence, the Companies shall be entitled to retain cash at each store operated by the Companies (or at the respective operating bank account(s) for each such store) in such amounts as are necessary for the day to day operation of each such store consistent with past practices in respect of each such store. Pursuant to separate written arrangements between CITBC and each institution at which a Blocked Account is located, each such institution has agreed, or will agree, to remit the funds contained in the Blocked Account to a concentration account owned by CITBC (the "Concentration Account"). To the extent that the Companies now or hereafter have any credit card sales, the Companies shall require that all amounts due them under credit card sales be remitted by the credit card companies to the Concentration Account pursuant to a Credit Card Receivables Agreement. The institution holding the Concentration Account will be instructed by CITBC that when it is satisfied that such funds on deposit are "good funds", such institution shall, until CITBC has notified it to the contrary, promptly remit such "good funds" to an operating account of the Companies. After the occurrence of a Default and at any time when Availability is less than twenty percent (20%) of the Line of Credit, CITBC shall have the right to notify the institution holding the Concentration Account to remit such "good funds" in the Concentration Account to CITBC's bank account in New York, New York. At such time as such Default is cured or waived and Availability is not less than twenty percent (20%) of the Line of Credit, CITBC shall promptly notify the institution holding the Concentration Account to remit such "good funds" to an operating account of the Companies. All amounts received by CITBC will be credited to the Obligations upon CITBC's receipt of "collected funds" at CITBC's bank account in New York. New York on the Business Day of receipt if received no later than 1:00 P.M. (New York time) or on the next succeeding Business Day if received after 1:00 pm. (New York time). No checks, drafts or other instrument received by CITBC shall constitute final payment to CITBC unless and until such instruments have actually been collected. If the Companies have no Revolving Loans outstanding and there is then no Event of Default, then CITBC shall remit within one (1) Business Day to the operating account of the Company or to such other account, all in the United States of America, of the Company (other than any payroll account) as the Company may designate, any credit balances remaining in CITBC's bank account.

         5. The Companies agree to notify CITBC promptly of any matters materially affecting the value, enforceability or collectability of any material Account, individually or in the aggregate, and of all material customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods. The Companies agree to issue credit memoranda promptly (with duplicates to CITBC upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances, and may continue to do so until CITBC has notified the Companies that an Event of Default has occurred and that all future credits or allowances are to be made only after CITBC's prior written approval. Upon the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by CITBC and on notice from CITBC, the Companies agree that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Companies, marked with CITBC's name and held by the Companies for CITBC's account as owner and assignee.

         6. (a) Subject to paragraph 6(b) below, CITBC shall maintain a separate account on its books in the Companies name in which the Companies will be charged with loans and advances made by CITBC to them or for their account, and with any other Obligations, including any and all Out-of-Pocket Expenses which CITBC may incur in connection with the exercise by or for CITBC of any of the rights or powers herein conferred upon CITBC, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of CITBC in connection with this Financing Agreement, the other Loan Documents or the Collateral assigned hereunder, or any Obligations owing to CITBC by the Companies. The Companies will be credited with all amounts received by CITBC from the Companies or from others for the Companies' account, including, as above set forth, all amounts received by CITBC in payment of Accounts and Inventory and such amounts will be applied to payment of the Obligations. In no event shall prior recourse to any security granted to or by the Companies be a prerequisite to CITBC's right to demand payment of any Obligation. Further, it is understood that CITBC shall have no obligation whatsoever to perform in any respect any of the Companies' contracts, lease agreements, or obligations relating to the Collateral.

         (b) (i) TAC, STC and TC (collectively the "Collective Borrowers") are engaged in an integrated operation that requires financing on a basis that permits the availability of credit from time to time to each of the Collective Borrowers for the continued successful operation of each of the Collective Borrowers. Each of the Collective Borrowers expects to derive benefit, directly or indirectly, from such availability since the successful operation of each of the Collective Borrowers is dependent on the continued successful performance of the functions of the integrated group. As part of such integrated operations, the Companies have implemented the following measures:

         (1) to increase the efficiency and productivity of each of the Collective Borrowers, the Collective Borrowers have centralized in TAC a cash management system which entails, in part, central disbursement and operating accounts from which TAC provides the working capital needs of each of the Collective Borrowers and manages and timely pays the accounts payable of each of the Collective Borrowers:

         (2) to reduce the operating costs of the Collective Borrowers, TAC, on behalf of the Collective Borrowers, purchases, or causes to be purchased in its name for its account all materials, supplies, inventory and services required by the Collective Borrowers.

To implement further the integrated operations of the Collective Borrowers, the financing on an integrated basis of such operations and to utilize to the greatest extent the collective borrowing powers of the Collective Borrowers in the most effective and cost efficient manner and to avoid adverse effects on the operating efficiencies of each Collective Borrower and the existing backoffice practices of the Collective Borrowers, the Collective Borrowers desire that all Revolving Loans and advances be disbursed solely upon the request of TAC and to bank accounts managed solely by TAC and that TAC will manage for the benefit of each Collective Borrower the expenditure and usage of such funds.

If furtherance of the foregoing each Collective Borrower hereby irrevocably appoints TAC as its sole agent for purposes of administering this Financing Agreement and the requesting, disbursement and management of all Revolving Loans and other advances made by CITBC under this Financing Agreement.

         (ii) The Collective Borrowers hereby request that CITBC accepts the collective cash management procedures set forth herein and the appointment of TAC as agent for the Collective Borrowers. The Collective Borrowers hereby agree that the handling of the accounts of the Collective Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Collective Borrowers and at their request, and that CITBC shall incur no liability to the Collective Borrowers as a result thereof. To induce CITBC to do so, and in consideration thereof, each of the Collective Borrowers hereby agrees to indemnify CITBC and hold CITBC harmless against any and all liability, expense, loss or claim of a damage or injury, made against CITBC by any of the Collective Borrowers or by any third party whosoever, arising from or incurred solely by reason of (1) the method of handling the accounts of the Collective Borrowers as herein provided, (2) CITBC relying on any instructions of any of the Collective Borrowers, or (3) any other action taken by CITBC in accordance with this subparagraph (b) of Paragraph 6 of Section 3 of this Financing Agreement.

         (iii) To facilitate the handling of the accounts of the Collective Borrowers on CITBC's books, the collective Borrowers have requested, and CITBC has agreed to handle accounts of the Collective Borrowers on CITBC's books on a combined basis, all in accordance with the following provisions:

               (1) In lieu of maintaining separate accounts on CITBC's books in the name of each of the Collective Borrowers, CITBC shall maintain one account under the name: Trak Auto Corporation (herein the "Collective Account"). Confirmatory assignments and/or schedules of Accounts and Inventory will be made to CITBC by TAC on behalf of the Collective Borrowers. Loans and advances made by CITBC to any of the Collective Borrowers will be charged to the Collective Account indicated above, along with any charges and expenses under this Financing Agreement. The Collective account will be credited with all amounts received by CITBC from any of the Collective Borrowers or from others for their account including all amounts received by CITBC in payment of Accounts assigned to CITBC as provided in Section 3, Paragraph 4 in this Financing Agreement.

               (2) Each month CITBC will render to TAC on behalf of the Collective Borrowers one extract of the combined Collective Account which shall be deemed to be an account stated as to each of the Collective Borrowers and which will be deemed correct and accepted by all of the Collective Borrowers unless CITBC receives a written statement of exceptions from them within thirty (30) days after such extract has been rendered by CITBC. It is expressly understood and agreed by each of the Collective Borrowers that CITBC shall have no obligation to account separately to any of the Collective Borrowers.

               (3) Requests for loans and advances may be made by TAC as agent for the Collective Borrowers and CITBC is hereby authorized and directed to accept, honor and rely on such instructions and requests, subject to the limitations and provisions set forth in this Financing Agreement. It is expressly understood and agreed by each of the Collective Borrowers that CITBC shall have no responsibility to inquire into the correctness of the apportionment, allocation, or disposition of (x) any loans and advances made to any of the Collective Borrowers or (y) any of CITBC's expenses and charges relating thereto. All loans and advances shall be made for the Collective Account and the Collective Borrowers shall be jointly and severally liable for the payment of all Obligations charged to such account.

               (4) Each Collective Borrower hereby unconditionally guarantees to CITBC the prompt payment in full of (A) all loans and advances made and to be made by CITBC to any other Collective Borrower under this Financing Agreement, as well as (B) all other Obligations of the other Collective Borrowers to CITBC.

               (5) All Accounts assigned to CITBC by any of the Collective Borrowers, all Inventory of the Collective Borrowers and any other collateral security now or hereafter given to CITBC by any of the Collective Borrowers (be it Accounts, Inventory or otherwise), shall secure all loans and advances made by CITBC to any of the Collective Borrowers, and shall be deemed to be pledged to CITBC as security for any and all other Obligations of the Collective Borrowers to CITBC as set forth under this Financing Agreement, or any other agreements between CITBC and any of the Collective Borrowers.


         7. Subject to Paragraph 6(b) above, after the end of each month, CITBC shall promptly send the Companies a statement showing the accounting for the charges, loans, advances and other transactions occurring between CITBC and the Companies during that month. The monthly statements shall be deemed correct and binding upon the Companies and shall constitute an account stated between the Companies and CITBC unless CITBC receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement, absent manifest error.

         8. In the event that the sum of (i) the outstanding balance of Revolving Loans (after giving effect to all amounts which may be charged to the Companies' Collective Account hereunder) plus (ii) the outstanding Letters of Credit exceeds Availability or the Line of Credit (herein the amount of any such excess shall be referred to as the "Excess"), such Excess shall be due and payable immediately upon CITBC's demand therefor.

SECTION 4.        LETTERS OF CREDIT


         In order to assist the Companies in establishing or opening Letters of Credit with an Issuing Bank the Companies have requested CITBC to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending CITBC's credit to the Companies and CITBC has agreed to do so. These arrangements shall be handled by CITBC subject to the terms and conditions set forth below, provided that subject to the terms, provisions and limitations contained in Section 6, Paragraph 10 of this Financing Agreement nothing contained herein shall prevent the Companies from obtaining letters of credit from, by or with the assistance of, an entity other than CITBC.


         1. The amount, purpose and extent of the Letters of Credit and changes or modifications thereof by the Companies and/or the Issuing Bank of the terms and conditions thereof shall in all respects be subject to the prior approval of CITBC in the exercise of its reasonable discretion provided however, that: a) in no event may the aggregate amount of all such outstanding Letters of Credit exceed, in the aggregate, at any one time the Letter of Credit Subline,
b) the Letter of Credit and all documentation in connection therewith shall be in form and substance satisfactory to the Companies, CITBC and the Issuing Bank,
c) the aggregate sum of all outstanding Letters of Credit plus all outstanding Revolving Loans must be within Availability and the Line of Credit, and d) in no event may the expiration date of a Letter of Credit be later than thirty (30) days prior to the most immediate Anniversary Date.

         2. CITBC shall have the right, without notice to the Companies, to charge the Companies' Collective Account on CITBC's books with the amount of any and all indebtedness, liability or obligation of any kind incurred by CITBC under the Letter of Credit Guaranty at the earlier of a) payment by CITBC under the Letter of Credit Guaranty, or b) the occurrence of an Event of Default, any such charges to be reflected in the monthly statements sent to the Companies by CITBC. Any payment by CITBC pursuant to any Letter of Credit Guaranty or any fees, charges or amounts charged to the Companies' Collective Account pursuant to or in connection with this Section 4 shall be deemed a Revolving Loan hereunder and shall incur interest at the then prevailing Chase Rate. All such charges to the Companies' Collective Account referenced in this Paragraph 2 will be reflected in the monthly statements of account to be sent to the Companies by CITBC in accordance with Section 3 Paragraph 7 hereof.

         3. The Companies agree that any charges incurred by CITBC for the Companies' account by the Issuing Bank shall be conclusive on CITBC and may be charged to the Companies' Collective Account.

         4. CITBC shall not be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or any breach of contract between the shipper or vendors and the Companies.

         5. The Companies agree that any action taken by CITBC, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, or the Collateral, shall be binding on the Companies and shall not put CITBC in any resulting liability to the Companies. In furtherance thereof, CITBC shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods covered by Letters of Credit; to execute any and all steamship or always guaranties (and applications therefore), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications. Letters of Credit, drafts or acceptances; all in CITBC's sole name, and the Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CITBC, all without any notice to or any consent from the Companies.

         6. Without CITBC's express consent and endorsement in writing, the Companies agree: a) not to execute any applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and b) after the occurrence of an Event of Default which is not waived in writing by CITBC, not to (i) clear and resolve any questions of non-compliance of documents, or (ii) give any instructions as to acceptance or rejection of any documents or goods.

         7. The Companies agree that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will be promptly procured prior to shipment thereof; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will be promptly and fully complied with prior to shipment thereof; and any certificates in that regard that CITBC may at any time request will be promptly furnished. In this connection, the Companies covenant that all shipments made under any such Letters of Credit will be in accordance with the laws and regulations of the countries in which the shipments originate and terminate. The Companies assume all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies, Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Companies' risk, liability and responsibility.

         8. Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, CITBC shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Companies to the Issuing Bank in any application for Letters of

Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CITBC and apply in all respects to CITBC and shall be in addition to any rights, remedies, duties or obligations contained herein.


SECTION 5.        COLLATERAL


1. As security for the prompt payment in full of all loans and advances made and to be made to the Companies from time to time by CITBC pursuant hereto, as well as to secure the payment in full of the other Obligations, each of the Companies hereby pledges and grants to CITBC a continuing general lien upon and security interest in all of its:


         (a)  present and hereafter acquired Inventory;

         (b)  present and hereafter acquired Accounts;

         (c)  present and future Documents of Title;

         (d)  present and future Other Collateral; and

         (e)  the proceeds of any and all of the foregoing.


         2. The security interests granted hereunder shall extend and attach to:

         (a) All Collateral which is presently in existence and which is owned by the Companies or in which the Companies have any interest, whether held by the Companies or others for its account; and

         (b) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either CITBC or the Companies from the Companies' customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products of the Companies, or to the sale, promotion or shipment thereof.

         3. The Companies agree to safeguard, protect and hold all Inventory for CITBC's account and make no disposition thereof, except in the regular course of its business and as further provided herein. Absent the occurrence of an Event of Default and notice from CITBC to the Companies to the contrary, as provided for below, any Inventory may be sold and shipped to customers in the ordinary course of the Companies' business, on open account and on terms currently being extended by the Companies to customers or for cash, credit card, all consistent with its current business practices as of the Closing Date, provided that all proceeds of all sales (including cash, accounts receivable, checks, notes, instruments for the payment of money and similar proceeds) are forthwith transferred, endorsed, and turned over and delivered to CITBC by deposit to the Blocked Accounts. CITBC shall have the right to withdraw this permission at any time upon the occurrence of an Event of Default and until such time as such Event of Default is waived in writing, in which event no further disposition shall be made of the Inventory by the Companies without CITBC's prior written approval. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, CITBC shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

         4. The rights and security interests granted to CITBC hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Collective Account maintained in TAC's name on the books of CITBC may from time to time be temporarily in a credit position, until the final payment in full to CITBC of all Obligations and the termination of this Financing Agreement. Any delay, or omission by CITBC to exercise any right hereunder, shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by CITBC. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

         5. To the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, then CITBC shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies CITBC shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of CITBC's rights hereunder.

         6. Any reserves or balances to the credit of the Companies and any other property or assets of the Companies in the possession of CITBC may be held by CITBC as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein and any other lien or security interest CITBC may have in any other assets of the Companies, shall secure payment and performance of all now existing and future Obligations.

         7. CITBC's sole duty with respect to the custody, safekeeping and physical preservation of any Collateral in its possession, under Section 9 of the UCC or otherwise, to the extent the same is applicable, shall be to deal with it in the same manner as CITBC deals with similar property for its own account. Absent gross negligence or willful misconduct, neither CITBC nor any of its directors, officers, employees or agents shall be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Companies or otherwise.

         8. The Companies shall use reasonable efforts to give to CITBC and/or shall cause the appropriate party to give to CITBC, (i) a Warehouse Letter for each warehouse arrangement entered into on and after the Closing Date; (ii) a Landlord Waiver from each landlord of any premises not owned but otherwise leased, used, or otherwise occupied by the Company on and after the Closing
Date: and (iii) a Mortgagee Waiver for each mortgage granted by the Company on and after the Closing Date.

         9. In accordance with and pursuant to the other terms and provisions in this Financing Agreement, the failure of the Companies to provide a Landlord Waiver, Mortgagee Waiver and/or

Warehouse Letter as required herein shall, at CITBC's sole election, reduce the amount of Eligible Inventory as determined by CITBC in its reasonable business judgment.


SECTION 6.        REPRESENTATIONS; WARRANTIES AND COVENANTS


1. Each of the Companies hereby warrants and represents and/or covenants that:
(i) the fair value of each Company's assets exceeds the book value of each Company's liabilities; (ii) each of the Companies is generally able to pay its debts as they become due and payable; and (iii) each of the Companies does not have unreasonably small capital to carry on its business as it is currently conducted absent extraordinary and unforeseen circumstances. The Companies further warrant and represent that: (a) except for the Permitted Encumbrances, the security interests granted herein constitute and shall at all times constitute valid, first priority and only liens on the Collateral; (b) Schedule 3 hereto correctly and completely sets forth the Companies' chief executive office and all of the Companies' Collateral locations, and after Filing of financing statements in the applicable filing clerks' offices in the jurisdictions listed on the Perfection Certificate, this Financing Agreement creates a valid, perfected, first priority and only lien on the Collateral except for the Permitted Encumbrances; (c) except for the Permitted Encumbrances, the Companies are or will be at the time additional Collateral is acquired by them the absolute owners of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (d) the Companies will at their expense forever warrant and, at CITBC's request, defend the same from any and all claims and demands of any other person with respect to Collateral (other than the Permitted Encumbrances); (e) the Companies will not grant, create or permit to exist, any lien upon or security interest in the Collateral; or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; (f) the representations and warranties in the Perfection Certificates, as of the Closing Date, are true and correct; and (g) the Companies do not purchase or acquire Inventory on a consignment basis.

         2. The Companies agree to maintain books and records pertaining to the Collateral in such detail, form and scope as CITBC shall reasonably require. The Companies agree that CITBC or its agents may enter upon the Companies' premises at any time during normal business hours, and from time to time, for the purpose of inspecting the Collateral, and any and all records pertaining thereto. The Companies agree to afford CITBC prior written notice of any change in the location of any Collateral, other than to locations, that as of the date thereof, are known to CITBC and at which CITBC has filed financing statements and otherwise fully perfected its liens thereon. The Companies are also to advise CITBC promptly, in sufficient detail, of any adverse change that is material to the business of the Companies relating to the type, quantity or quality of the Collateral or the security interests granted to CITBC therein.

         3. The Companies agree to: execute and deliver to CITBC, from time to time, solely for CITBC's convenience in maintaining a record of the Collateral, such written statements, and schedules as CITBC may reasonably require, designating, identifying or describing the Collateral pledged to CITBC hereunder. The Companies' failure, however, to promptly give CITBC such statements, or schedules shall not affect, diminish, modify or otherwise limit CITBC's security interests in the Collateral.

         4. The Companies agree to comply with the requirements of all state and federal laws in order to grant to CITBC valid, perfected first priority liens on the Collateral, subject only to the Permitted Encumbrances. CITBC is hereby authorized by the Companies to file any financing statements covering the Collateral whether or not the Companies' signature appears thereon. The Companies agree to do whatever CITBC may reasonably request, from time to time, by way of: searching records, filing notices of liens, financing statements, amendments, renewals and continuations thereof: cooperating with CITBC's custodians; keeping Inventory records; transferring proceeds of Collateral to CITBC's possession; and performing such further acts as CITBC may reasonably require in order to effect the purposes of this Financing Agreement.

         5. (a) The Companies agree to maintain insurance on the Inventory (wherever located) under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to

CITBC. CITBC confirms that (i) it has reviewed the Companies' existing insurance coverage and (ii) in the absence of a material change in circumstances (including, without limitation, the value or location of Inventory and/or the nature of such Inventory or the nature of the business conducted by the Companies) such insurance coverage is presently acceptable to CITBC. All policies covering the inventory are, to be made payable to CITBC, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions including, but not limited to, a breach of warranty clause, as CITBC may require to fully protect CITBC's interest in the Inventory and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to CITBC, premiums to be paid in accordance with the terms thereof, with the loss payable endorsement in CITBC's favor, and shall provide for not less than thirty (30) days prior written notice to CITBC of the exercise of any right of cancellation, material reduction in amount of insurance, or material change in coverage thereof. At the Companies' request, or if the Companies fall to maintain such insurance, CITBC may arrange for such insurance, but at the Companies' expense and without any responsibility on CITBC's part for: obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default which is not waived in writing, CITBC shall have the sole right, in the name of CITBC or the Companies, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

         (b) In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory shall reduce the Companies' Collective Account accordingly,

         (c) In addition to the insurance required under subparagraph (a) of this Paragraph 5, the Companies agree to maintain insurance in such amounts and covering such risks, including interruption of business, as are usually carried by companies engaged in the same or similar business, CITBC confirms that (i) it has reviewed the Companies' existing insurance coverage and (ii) in the absence of a material change in circumstances (including, without limitation, the value or location of Inventory and/or the nature of such Inventory or the nature of the business conducted by the Companies) such insurance coverage is presently acceptable to CITBC.

         6. The Companies agree to pay, when due, all taxes, assessments, claims and other charges (herein "taxes") lawfully levied or assessed upon the Companies or the Collateral, provided, however, that such taxes, other than taxes due the United States of America, need not be timely paid if such taxes are (i) being diligently contested in good faith by the Companies by appropriate proceeding and (ii) not secured by a lien on the Collateral which lien is senior to the lien of CITBC. CITBC may, on the Companies' behalf, pay all such taxes
(x) if payment of such is necessary to protect, preserve or dispose of Collateral or (y) are due the United States of America or (z) if such is necessary to avoid, or release, any lien on Collateral, which lien is senior to the lien of CITBC.

         7. The Companies: (a) agree to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral taken as a whole, or any material part thereof, or on the operation of the Companies' business; provided that the Companies may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in CITBC's reasonable opinion, materially and adversely effect CITBC's rights or priority in the
Collateral: (b) agree to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future applicable to the ownership and/or use of its real property and operation of its business which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Companies; and (c) shall not be deemed to have breached any provision of this Paragraph 7 if (i) the failure to comply with the requirements of this Paragraph 7 resulted from good faith error or innocent omission, (ii) the Companies promptly commence and diligently pursue a cure of such breach, (iii) such failure is cured within a reasonable time based upon the circumstances and the amount of work required, but in no event later than the time frame prescribed by applicable law, and (iv) such failure has not resulted in a material adverse effect on the business, financial condition or operations of the Companies or on the Collateral. Upon receipt by the Companies of any notice of non-compliance with any applicable environmental rules or regulation, of any required expenditures for compliance, any spill or omission or other regulated "event", or any claim resulting from the Companies' business or practices or relating to the Collateral, the Companies shall establish such reserves as may be required by GAAP or, in the alternative or in addition thereto, CITBC may establish a reserve in such amount as CITBC may require in its reasonable discretion.

         8. Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Companies will furnish to CITBC, on Friday of each week with respect to the week ending on the Saturday immediately preceding such Friday, a Borrowing Base Certificate in the form of Exhibit D hereto, provided that, prior to the initial extension of any Revolving Loan or Letter of Credit hereunder such Borrowing Base Certificate shall only be required to be delivered within fifteen (15) days following the last day of each Fiscal Period.

         9. Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Companies agree that, unless CITBC shall have otherwise consented in writing, the Companies will furnish to CITBC, within ninety (90) days after the end of each Fiscal Year of the Companies an audited Consolidated Balance Sheet and statements of income, cash flow and stockholders' equity of TAC and its subsidiaries for such year, audited by Arthur Andersen LLP or another independent public accountants selected by the Companies and satisfactory to CITBC in the exercise of its reasonable business judgment; within one hundred fifty (150) days after the end of each Fiscal Year of the Companies a management letter as at the close of such year; within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a Consolidated Balance Sheet as at the end of such period and statements of income, cash flow and stockholders' equity of TAC including its subsidiaries, certified by an authorized Financial or accounting officer of the TAC and within sixty (60) days after the end of each such Fiscal Quarter comparisons of such financial information to (a) the financial projection provided to CITBC for the corresponding fiscal period and (b) the prior year's financial statements as herein described for the corresponding fiscal period in such prior year

(herein "Comparative Financial Reports"); and within forty-five (45) days after the end of each Fiscal Year, monthly projections for the succeeding Fiscal Year including a Consolidated Balance Sheet, statements of income, cash flow and stockholders' equity of the TAC including its subsidiaries; and from time to time, such further information regarding the business affairs and financial condition of the Companies as CITBC may reasonably request. Each Financial statement which the Companies are required to submit hereunder must be accompanied by an officer's certificate, signed by an Executive Officer, pursuant to which any one such officer must certify that: (i) the financial statement(s) are prepared in accordance with GAAP consistently applied in accordance with past practices and fairly present in all material respects the financial condition of TAC and its subsidiaries at the end of the particular accounting period, as well as the operating results of TAC and its subsidiaries during such accounting period, subject to year-end audit adjustments and with only such notes as appear therein and (ii) during the particular accounting period: (x) there has been no default or condition which, with the passage of time or notice, or both, would constitute a Default or Event of Default under this Financing Agreement, provided however that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer's certificate; and (y) the Companies have not received any notice of cancellation with respect to their property insurance policies.

         10. Until termination of the Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Companies agree that, without the prior written consent of CITBC (which consent CITBC may withhold in the exercise of its sole discretion exercised in accordance with its reasonable business judgment), except as otherwise herein provided. the Companies will not:

         A. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral, except for the Permitted Encumbrances;

         B. Incur or create any Indebtedness in excess of $500,000 in the aggregate, other than the Permitted Indebtedness and

                  Indebtedness incurred in connection with the Haft Settlement
                  Transactions:

         C. Borrow any money on the security of the Companies' Collateral from sources other than CITBC;

         D.       Sell, lease, assign, transfer or otherwise dispose of
                  (i) Collateral, except as otherwise specifically permitted by this Financing Agreement or in the ordinary course of business, or (ii) either all or substantially all of the Companies' assets which do not constitute Collateral;

         E. Merge, consolidate or otherwise alter or modify their corporate names, principal places of business, structures, status or existence, or enter into or engage in any operation or activity materially different from that presently being conducted by the Companies;

         F. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) for any lease arrangement of any Company, Guarantor or third party assumed or guaranteed by the Companies in the ordinary course of business, and (iii) guarantees incurred in connection with the Haft Settlement Transactions;

         G. Make any advance or loan to, or any investment in, any firm, entity, person or corporation other than (i) to employees, officers and directors in the ordinary course of business not to exceed $500,000 at any time outstanding; and (ii) in connection with the Haft Settlement Transactions;

         H. Change the Fiscal Year of the Companies or any of their subsidiaries; and

         I. Permit the Leverage Ratio of TAC, and its consolidated subsidiaries to be more than 3.5 to 1.O as at the end of any Fiscal Quarter.

         11. Each of the Companies represents and warrants that it has complied in all material respects with and shall continue to comply in all material respects with all provisions of the Fair Labor Standards Act as set forth in the United States Code.

         12. Each of the Companies represents and warrants that, to the best of its knowledge, it owns or possesses or has the right to use all of the patents, trademarks, permits, services marks, tradenames, copyrights, software, customer lists, franchises, licenses and rights with respect thereto, necessary for the present and presently planned future conduct of its business, free from and without any known conflict with any title, interest, lien, restriction or encumbrance and without any known conflict with rights of others; none of the foregoing is subject to any outstanding order, decree, judgment or stipulation, and no proceedings have been instituted or are pending or, to the best knowledge of the Companies, threatened charging that any of the foregoing was misappropriated or infringes on the rights of any third party.

         13. Without the prior written consent of CITBC, the Companies agree that, they will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with any subsidiary or affiliate of the Companies unless such transaction shall be on an arm's length basis on terms no less favorable to the Companies than a transaction with a third party, except the Haft Settlement Transactions.

         14.  The Companies agree to advise CITBC in writing of:
a) all expenditures (actual or anticipated) in excess of $150,000,00 for x) environmental clean-up, y) environmental compliance or z) environmental testing and the impact of said expenses on the Companies' Working Capital; and b) any notices the Companies receive from any local, state or federal authority advising the Companies of any environmental liability (real or potential) stemming from the Companies' operations, premises, waste disposal practices, or waste disposal sites used by the Companies and to provide CITBC with copies of all such notices if so required or requested by CITBC.

         15.      The Companies shall advise CITBC:

                  (i) thirty (30) days prior to placing any Inventory at any new store unless CITBC has already filed UCC financing statement(s) with respect to Inventory located in such jurisdiction and otherwise taken all actions required to perfect its lien upon, and security interest in such Inventory; (ii) on the next Borrowing Base Certificate delivered to CITBC if the Companies close 10 stores or less within any consecutive five (5) day period; and (iii) fifteen
                  (15) days prior to closing more than 10 stores within any consecutive five (5) day period.

SECTION 7.        INTEREST; FEES AND EXPENSES

1. The Revolving Loans made on and after the Closing Date shall bear a variable rate of interest, as further described below, to be selected by the Companies in the Revolving Loan Notice of Borrowing effective upon receipt by CITBC, and given no later than 1:00 p.m. (New York time) on a) in the case of Chase Rate Loans, the date such borrowings are to be made and b) in the case of Libor Loans, the third (3rd) Business Day prior to the date such borrowings are to be made. In the event the Companies fall to timely select a variable interest rate, the Revolving Loans shall be deemed Chase Rate Loans until the Companies elect otherwise as herein provided. The Companies may elect either a) the Chase Rate;
b) the Libor; or c) a combination of the Chase Rate and the Libor to be applied to different tranches of the Revolving Loans.

         x) In the event the Companies elect the Chase Rate for all or any part of the Revolving Loans, the Revolving Loan Notice of Borrowing shall specify the amount of such loan. The interest rate thereon shall be an amount equal to (i) the Chase Rate plus or minus (ii) the Applicable Margin. In the event of any change in the Chase Rate, the interest rate with respect to a Revolving Loan that is a Chase Rate Loan shall change, as of the first day of the month following any change.

         y) In the event the Companies initially elect the Libor for all or any part of the Revolving Loans, the Revolving Loan
         Notice of Borrowing shall specify (a) the amount of such loan and (b) the initial Libor Period applicable thereto. The interest rate thereon shall be an amount equal to (i) the applicable Libor for such Libor Period plus (ii) the Applicable Margin.

         2. Provided that x) there is then no Default or Event of Default and y) the Companies have given an irrevocable written or facsimile Notice of Variable Interest Rate Conversion/Continuation in accordance with the provisions of this Paragraph 2, the Companies may I) continue an outstanding Libor Loan for a subsequent Libor Period it selects and/or II) convert all or any part of any outstanding variable interest rate on the Revolving Loans (i) from a Chase Rate to a Libor and/or (ii) from a Libor to a Chase Rate. Whenever the Companies desire to either convert a variable interest rate or to continue a Libor for a subsequent Libor Period, the Companies must advise CITBC of its irrevocable election no later than (a) three (3) Business Days preceding the first day of the Libor Period if the conversion is from a Chase Rate to a Libor and (b) three
(3) Business Days prior to the end of the then current Libor Period if the conversion is from a Libor to a Chase Rate. If no such election is timely made or can be made, CITBC shall use the Chase Rate to compute any variable interest rate hereunder. Each written or facsimile Notice of Variable Interest Rate Conversion/Continuation shall (i) identify the loans to be converted or continued, the aggregate outstanding principal balance thereof and, in the case of Libor Loans to be continued, the last day of the Libor Period therefor, (ii) specify the effective date of such conversion or continuation provided, however, if the loans to be continued or converted are Libor Loans, such continuation or conversion shall be effective only on the last day of the then current Libor Period applicable to such loans (subject to Subparagraph (c) below of this Paragraph), and (iii) specify the Libor Period to be applicable to such converted or continued Libor Loan.

         a) If the Companies elect under this Paragraph to either continue an outstanding Libor Loan for a subsequent Libor Period or convert all or any part of a Chase Rate Loan to a Libor Loan, the interest thereon shall be an amount equal to the Revolving Loans Libor for such succeeding Libor Period plus the Applicable Margin.

         b) If the Companies elect under this Paragraph to convert all or any part of a Libor Loan to a Chase Rate Loan, the interest rate thereon shall be an amount equal to the Chase Rate plus or minus the Applicable Margin.

         c) If the last day of a current Libor Period with respect to a loan that is to be continued as or converted to a Libor Loan under this Paragraph is not a Business Day, then (i) such continuation of conversion shall be made on the next succeeding Business Day and (ii) during the period from such last day of the current Libor Period to such next succeeding Business Day, such loan shall bear interest as if it were a Chase Rate Loan.

         d) Any Libor Period pertaining to a Libor Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Libor Period) shall end on the last Business Day of the calendar month at the end of such Libor Period.

         e) No Libor Period shall end after the next succeeding Anniversary Date other than an Anniversary Date as to which the right of the Companies or CITBC to terminate the Line of Credit or this Financing Agreement pursuant to Section 10 hereof has elapsed without exercise of such right by either the Companies or CITBC.

         3.       Notwithstanding anything to the contrary contained in this
Section 7, there shall not be more than six (6) Libor Tranches outstanding at any one time.

         4. Calculation of all amounts payable to CITBC under this Financing Agreement with regard to Libor Loans shall be made as though CITBC had actually funded the Libor Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such Libor Loans in an amount equal to the amount of the Libor Loans and having a maturity comparable to the relevant Libor Period provided, however, that CITBC may fund each of the Libor Loans in any manner as CITBC sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Financing Agreement.

         5. Notwithstanding anything to the contrary contained herein, if any Libor Loan made under this Financing Agreement is prepaid, by acceleration or otherwise, the Companies must pay to CITBC the Libor Prepayment Penalty.

         6. Notwithstanding anything herein to the contrary, in the event that a Default that has not been cured to the satisfaction of CITBC or waived in writing by CITBC or an Event of Default that has not been waived in writing by CITBC exists at the end of any Libor Period for which Libor Loans are outstanding, the Companies shall be deemed to have selected to convert all such Libor Loans at the end of such Libor Period to Chase Rate Loans. Such Libor Loans shall be so converted without any further action by the Companies, The principal amount of such loans shall bear interest at a rate equal to the rate applicable to Chase Rate Loans.

         7. If all or a portion of the outstanding principal amount of the Obligations shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding amount, to the extent it is a Libor Loan, shall be automatically converted to a Chase Rate Loan at the end of the last Libor Period therefor for which CITBC on or prior to the date such unpaid principal amount became due, shall have determined Libor.

         8. In the event that CITBC shall have determined in the exercise of its reasonable business judgement (which determination shall be conclusive and binding upon the Companies) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining Libor applicable for any Libor Period with respect to (a) a proposed loan that the Companies have requested be made as a Libor Loan, (b) a Libor Loan that will result from the requested conversion of a Chase Rate Loan into a Libor Loan, or (c) the continuation of a Libor Loan beyond the expiration of the then current Libor Period with respect thereto. CITBC shall give written notice of such determination to the Companies at least one (l) day prior to, as the case may be, the requested borrowing date, conversion date, or the last day of such Libor Period. If such notice is given (i) any requested Libor Loan shall be made as a Chase Rate Loan, (ii) any Chase Rate Loan that was to have been converted to a Libor Loan shall be continued as a Chase Rate Loan, and (iii) any outstanding Libor Loan shall be converted, on the last day of then current Libor Period with respect thereto, to a Chase Rate Loan. Until such notice has been withdrawn by CITBC, no further Libor Loan shall be made nor shall the Companies have the right to convert a Chase Rate Loan to a Libor Loan.

         9. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for CITBC to make or maintain Libor Loans as contemplated herein, the then outstanding Libor Loans, if any, shall be converted automatically to Chase Rate Loans on the next succeeding interest payment date or within such earlier period as required by law. The Companies hereby agree promptly to pay CITBC, upon its demand, any additional amounts necessary to compensate CITBC for any costs incurred by CITBC in making any conversion in accordance with this Section 7 including, but not limited to, any interest or fees payable by CITBC or Chase Bank to lenders of funds obtained by either of them in order to make or maintain Libor Loans hereunder.

         10. The applicable interest rate on Chase Rate Loans shall (i) be calculated on the average of the daily net balances owing by the Companies to CITBC in the Collective Account at the close of each day such loans are outstanding during each month for which the Companies have elected such Chase Rate and (ii) be prorated for the number of days of such month such loans are outstanding.

         11. All interest on the Chase Rate Loans shall be payable monthly as of the end of each month and shall be calculated based on a 360 day year. All interest on each Libor Loan made, converted, and/or continued under this Financing Agreement shall be payable at the end of the Libor Period therefor on the outstanding principal balance thereof. CITBC shall be entitled to charge the Companies' Revolving Loan Account with the applicable interest rate(s) until all Obligations have been paid in full.

         12. In consideration of the Letter of Credit Guaranty of CITBC, the Companies shall jointly and severally pay CITBC the Letter of Credit Guaranty Fee which shall be an amount equal to (i) one percent (1%) of the face amount of each documentary Letter of Credit, payable upon issuance and (ii) one and one-quarter percent (1 1/4%) per annum, payable monthly, on the face amount of each standby Letter of Credit less the amount of any and all amounts previously drawn under the Letter of Credit.

         13. The Companies shall jointly and severally reimburse or pay CITBC, as the case may be, for its own account for: a) all Out-of-Pocket Expenses of CITBC, and b) any applicable Documentation
Fee.

         14. The Companies shall jointly and severally pay CITBC an Administrative Fee in the amount of $33,000 (which amount includes the inventory appraisal) on the Closing Date and $18,000 per year payable annually thereafter. The Administrative Fee shall be fully earned when paid and shall not be refundable or rebatable by reason of prepayment acceleration, upon an Event of Default, or any other circumstances and shall survive any termination of this Financing Agreement.

         15. Any charges, fees, commissions, costs and expenses charged to CITBC for the Companies' account by any Issuing Bank in connection with or arising out of Letters of Credit issued pursuant to this Financing Agreement or out of transactions relating thereto will be charged to the Companies' Collective Account in full when charged to or paid by CITBC and when made by any such Issuing Bank shall be conclusive on CITBC, provided that nothing contained herein shall alter, diminish or waive any right or remedy which the Companies may have against any Issuing Bank.

         16. Upon the last Business Day of each month, commencing with the month in which the Closing Date occurs the Companies shall jointly and severally pay CITBC the Line of Credit Fee.

         17. The Companies shall jointly and severally pay, for the account of CITBC, CITBC's standard charges for, and the fees and expenses of, the CITBC personnel used by CITBC for reviewing the books and records of the Companies and for verifying, testing protecting, safeguarding, preserving or disposing of all or any part of the Collateral provided, however, that the foregoing shall not be payable until the occurrence of an Event of Default if the Companies are paying an Administrative Fee.

         18. To induce CITBC to enter this Financing Agreement and to extend to the Companies the Revolving Loans and the Letter of Credit Guaranties the Companies shall jointly and severally pay to CITBC a Closing Fee in the amount of $125,000 payable on the Closing Date, provided that a commitment fee of $75,000 previously paid by the Companies to CITBC shall be credited to the Closing
Fee.


SECTION 8.        POWERS


         Each of the Companies hereby constitutes CITBC or any person or agent CITBC may designate as its attorney-in-fact, at the Companies' cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Companies' Obligations to CITBC have been paid in full:

         (a) To receive, take, endorse, sign, assign and deliver, all in the name of CITBC or the Companies, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral:

         (b) To receive, open and dispose of all mall addressed to the Companies and to notify postal authorities to change the address for delivery thereof to such address as CITBC may designate:

         (c) To request from customers indebted on Accounts at any time, in the name of CITBC or the Companies or that of CITBC's designee, information concerning the amounts owing on the Accounts;

         (d) To transmit to customers indebted on Accounts notice of CITBC's interest therein and to notify customers indebted on Accounts to make payment directly to CITBC for the Companies' account; and

         (e) To take or bring, in the name of CITBC or the Companies, all steps, actions, suits or proceedings deemed by CITBC necessary or desirable to enforce or effect collection of the Accounts.

         Notwithstanding anything hereinabove contained to the contrary, the powers set forth in clauses (a), (b), (d) and (e) above in this Section 8 may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by CITBC. In addition, the powers set forth in clause (c) above of this Section 8 shall only be exercised in the name of the Companies or a certified public accountant designated by CITBC prior to the occurrence of a Default or an Event of Default.


SECTION 9.        EVENTS OF DEFAULT AND REMEDIES


1. Notwithstanding anything hereinabove to the contrary, CITBC may terminate this Financing Agreement immediately upon the occurrence of any of the following (herein "Events of Default"):

         (a) cessation of the business of the Companies, or any one of them, or the calling of a meeting of the creditors of the Companies, or any one of them, for purposes of compromising their debts and obligations:

         (b) the failure of the Companies, or any one of them, to generally meet debts as they mature:

         (c) the commencement by or against the Companies, or any one of them, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law provided that in the event of any involuntary proceeding commenced against the Companies, such proceeding is not dismissed or discharged within forty-five (45) days after the commencement thereof:


         (d) breach by the Companies, or any one of them, of any material warranty, representation or covenant contained herein (other than those referred to in subparagraph (e) below), or in the other Loan Documents, provided that such breach by the Companies of any of the warranties, representations or covenants referred in this clause (d) shall not be deemed to be an Event of Default unless and until such breach shall fail to be remedied to CITBC 's satisfaction for a period of fifteen (15) days from the date of such breach;

         (e) breach by the Companies, or any one of them, of any warranty, representation or covenant of Section 3, Paragraphs 3 (other than the first, third and fifth sentences of Paragraph 3) and 4: Section 5. Paragraph 3;
                  Section 6, Paragraphs 1, 5, 6, 10 and 11;

         (f) failure of the Companies, or any one of them, to pay any Obligation within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit CITBC from charging such amounts to the Companies' Collective Account on the due date thereof:

         (g) the Companies, or any one of them, shall (i) engage in any "prohibited transaction" as defined in ERISA, (ii) have any "accumulated funding deficiency" as defined in ERISA, (iii) have any Reportable Event as defined in ERISA, (iv) terminate any Plan, as defined in ERISA or
                  (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any Plan, as defined in ERISA, and with respect to this subparagraph
                  (g) such event or condition x) remains uncured for a period of thirty (30) days from date of occurrence and y) could, in the reasonable opinion of CITBC, subject the Companies to any tax, penalty or other liability material to the business, operations or financial condition of the Companies;

         (h) the Companies shall be obligated to make payments (excluding payments made in connection with assumed mortgage debt) in the aggregate amount of more than $25,000,000 in the aggregate or to issue any associated unsecured guaranties of more than $20,000,000 in the aggregate in connection with any Haft Settlement Transactions:

         (i) upon an event of default and acceleration pursuant to any instrument evidencing Indebtedness of the Companies, or any one of them, (other than that arising under this Financing Agreement) in excess of $2,000,000; or


         (j) one or more final judgments for the payment of money aggregating in excess of $2,000,000 (to the extent not fully covered by insurance) shall be entered against the Companies, or any one of them, and the Companies shall fail to discharge the same within thirty (30) days from the date of notice of entry thereof or to appeal therefrom.

         2. Upon the occurrence of a Default and/or an Event of Default, at the option of CITBC, all loans, advances, and extensions of credit provided for in this Financing Agreement shall be thereafter in CITBC's sole discretion and the obligation of CITBC to make Revolving Loans and/or open Letters of Credit shall cease unless such Default is waived in writing by CITBC or cured to CITBC's satisfaction or such Event of Default is waived in writing by CITBC and at the option of CITBC upon the occurrence of an Event of Default (i) all Obligations shall become immediately due and payable: (ii) CITBC may charge the Companies the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 7 of this Financing Agreement provided a) CITBC has given the Companies written notice of the Event of Default, provided, however, that no notice is required if one of the Events of Default is an Event of Default listed in Paragraph 1(a), (b), or
(c) of this Section 9 and b) the Companies have failed to cure the Event of Default within fifteen (15) days after x) CITBC provides such notice in accordance with the provisions of paragraph 6 of Section 12 or y) the occurrence of one of the Events of Default listed in Paragraph 1(a), (b), or (c) of this
Section 9; and (iii) CITBC may immediately terminate this Financing Agreement upon notice to the Companies, provided, however, that no notice of termination is required if the Event of Default is one of an Events of Default listed in Paragraph 1(a), (b), (c) of this Section 9. The exercise of any option is not exclusive of any other option which may be exercised at any time by CITBC.

         3. Immediately upon the occurrence of any Event of Default, CITBC may to the extent permitted by law: (a) remove from any premises where same may be located any and all documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or CITBC may use, at the Companies' expense, such of the Companies' personnel, supplies or space at the Companies' places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Companies or CITBC, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Companies or CITBC; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at CITBC's sole option and discretion, and CITBC may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Companies; (d) foreclose the security interests created herein by any available judicial procedure, or to take possession of any or all of the Inventory without judicial process, and to enter any premises where any Inventory may be located for the purpose of taking possession of or removing the same and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. CITBC shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Companies or CITBC, or in the name of such other party as CITBC may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as CITBC in its sole discretion may deem advisable, and CITBC shall have the right to purchase at any such sale. If any Inventory shall require repairing, maintenance or preparation, CITBC shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory in such saleable form as CITBC shall deem appropriate. The Companies agree, at the request of CITBC, to assemble the Inventory and to make it available to CITBC at the premises of the Companies or elsewhere and to make available to CITBC the premises and facilities of the Companies for the purpose of CITBC's taking possession of, removing or putting the Inventory in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from CITBC's exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys fees) shall be applied by CITBC to the payment of the Obligations, whether due or to become due, in such order as CITBC may elect, and the Companies shall remain liable to CITBC for any deficiencies, and CITBC in turn agrees to remit to the Companies or their successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.


SECTION 10.       TERMINATION

         This Financing Agreement shall have an initial term of three (3) years from the Closing Date to the first Anniversary Date and shall automatically continue from Anniversary Date to Anniversary Date unless terminated as provided for herein. The Companies may terminate this Financing Agreement at any time by giving CITBC at least sixty (60) days prior written notice of termination provided that the Companies pay to CITBC immediately on demand the Libor Prepayment Penalty, if applicable. Termination of this Financing Agreement by any Company shall constitute termination by all of the Companies. CITBC may terminate this Financing Agreement on any Anniversary Date by giving the Companies at least sixty (60) days prior written notice of termination and CITBC may terminate the Financing Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Paragraph 1(a) (b), or (c) of Section 9 of this Financing Agreement. CITBC may regard the Financing Agreement as terminated and notice to that effect is not required. All Obligations shall become due and payable as of any termination hereunder or under Section 9 hereof and, pending a final accounting, CITBC may withhold any balances in the Companies' Collective Account (unless supplied with an indemnity satisfactory to CITBC) to cover all of the Obligations, whether absolute or contingent. All of CITBC's rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.


SECTION 11.       INDEMNITIES

         EACH OF THE COMPANIES AGREES THAT EACH OF THE FOLLOWING INDEMNITIES SHALL SURVIVE TERMINATION OF THIS FINANCING AGREEMENT AS WELL AS THE PAYMENT OF ALL OBLIGATIONS OR AMOUNTS PAYABLE UNDER THIS FINANCING AGREEMENT:

         1. EACH OF THE COMPANIES HEREBY INDEMNIFIES CITBC AND AGREES TO DEFEND AND HOLD CITBC HARMLESS FROM AND AGAINST ANY AND ALL LOSS, DAMAGE, CLAIM, LIABILITY, INJURY OR EXPENSE WHICH CITBC MAY SUSTAIN OR INCUR (OTHER THAN AS A RESULT OF PHYSICAL ACTIONS OF CITBC ON ANY OF THE COMPANIES' PREMISES OR ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY CITBC) IN CONNECTION WITH ANY CLAIM OR EXPENSE ASSERTED AGAINST CITBC AS A RESULT OF ANY ENVIRONMENTAL POLLUTION, HAZARDOUS MATERIAL OR ENVIRONMENTAL CLEAN-UP OF ANY OF THE COMPANIES' REAL PROPERTY OR ANY CLAIM OR EXPENSE WHICH RESULTS FROM ANY OF THE COMPANIES' OPERATIONS (INCLUDING, BUT NOT LIMITED TO, ANY OF THE COMPANIES' OFF-SITE DISPOSAL PRACTICES) OR ANY CLAIM OR EXPENSE RELATING TO THE INVENTORY.

         2. EACH OF THE COMPANIES HEREBY AGREES TO INDEMNIFY CITBC AND HOLD CITBC HARMLESS FROM ANY LOSS, COST OR EXPENSE CITBC MAY SUSTAIN OR INCUR AS A CONSEQUENCE OF THE FAILURE BY ANY OF THE COMPANIES TO COMPLETE ANY BORROWING HEREUNDER AT A LIBOR AFTER NOTICE THEREOF HAS BEEN GIVEN BY ANY OF THE COMPANIES TO CITBC, INCLUDING, WITHOUT LIMITATION, ANY LOSS, COST OR EXPENSE INCURRED BY REASON OF THE LIQUIDATION OR RE,EMPLOYMENT OF DEPOSITS OR OTHER FUNDS ACQUIRED BY CITBC TO FUND SUCH BORROWING WHEN THE APPLICABLE AMOUNT OF THE REVOLVING LOANS, AS RESULT OF SUCH FAILURE, IS NOT MADE SUBJECT TO SUCH INTEREST RATES ON SUCH DATE. CITBC SHALL CERTIFY THE AMOUNT OF ITS LOSS, COST OR EXPENSE TO THE COMPANIES AND SUCH CERTIFICATION SHALL BE FINAL AND CONCLUSIVE ABSENT MANIFEST ERROR.

         3. EACH OF THE COMPANIES HEREBY INDEMNIFIES CITBC AND HOLDS CITBC HARMLESS FROM ANY AND ALL LOSS, CLAIM OR LIABILITY INCURRED BY CITBC ARISING FROM ANY TRANSACTIONS OR OCCURRENCES RELATING TO LETTER OF CREDIT ESTABLISHED OR OPENED FOR ANY OF THE COMPANIES' ACCOUNT, THE COLLATERAL RELATING THERETO AND ANY DRAFTS OR ACCEPTANCES THEREUNDER, AND ALL OBLIGATIONS THEREUNDER, INCLUDING ANY SUCH LOSS OR CLAIM DUE TO ANY ACTION TAKEN BY ANY ISSUING BANK, OTHER THAN FOR ANY SUCH LOSS, CLAIM OR LIABILITY ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY CITBC UNDER THE LETTER OF CREDIT GUARANTY. EACH OF THE COMPANIES FURTHER AGREES TO HOLD CITBC HARMLESS FROM ANY ERRORS OR OMISSION, NEGLIGENCE OR MISCONDUCT BY THE ISSUING BANK. THE COMPANIES' OBLIGATION TO CITBC HEREUNDER SHALL NOT BE MODIFIED OR DIMINISHED FOR ANY REASON OR IN ANY MANNER WHATSOEVER, OTHER THAN AS A RESULT OF CITBC'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 12.       MISCELLANEOUS


1. Each of the Companies hereby waives diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment, notice of dishonor, notice of intent to accelerate and notice of acceleration. No delay or omission of CITBC or the Companies to exercise any right or remedy hereunder, whether before or after the happening of any Default or Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Default or Event of Default. No single or partial exercise by CITBC of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

         2. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO, AND CAN ONLY BE MODIFIED IN WRITING SIGNED BY THE PARTIES HERETO AND SHALL BIND THE RESPECTIVE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

         3. In no event shall the Companies, upon demand by CITBC for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, CITBC shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. It is the intent of the Companies and CITBC to conform strictly to all applicable state and federal usury laws. All agreements between the Companies and CITBC whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount contracted for, charged or received by CITBC for the use, forbearance, or detention of the money loaned hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing or pertaining to the Obligations evidenced hereby which may be legally deemed to be for the use, forbearance or detention of money, exceed the maximum amount which the Companies are legally entitled to contract for, charge or collect under applicable state or federal law. If from any circumstance whatsoever fulfillment of any provision hereof or of such other documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance CITBC shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of the principal indebtedness hereof and any other amounts due with respect to the Obligations evidenced hereby, but not to the payment of interest and if such amount which would be excessive interest exceeds the Obligations and all other non interest indebtedness described above, then such additional amount shall be refunded to the Companies. In determining whether or not all sums paid or agreed to be paid by the Companies in connection with the Obligations to CITBC, under any specific contingency, exceeds the maximum amount permitted by applicable law, the Companies and CITBC shall to the maximum extent permitted under applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as sums paid or agreed to be paid by the Companies in connection with the Obligations to CITBC, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of all sums paid or agreed to be paid by the Companies in connection with the Obligations to CITBC throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations. The terms and provisions of this Paragraph shall control and supersede every other provision hereof and all other agreements between the Companies and CITBC.

         4. If any provision hereof or of any Loan Document made in connection herewith is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal, valid and enforceable provision as similar in terms to the severed provision as may be possible.

         5. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANIES AND CITBC EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF HIS FINANCING AGREEMENT, THE COMPANIES HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF PROCESS AND CONSENT TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.

         6. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered when hand delivered, including overnight delivery by a courier service, or sent by telegram or facsimile, or three (3) days after deposit in the United States mails, with proper first class postage prepaid and addressed to the party to be notified as follows:

         A. if to CITBC, at:

                  The CIT Group/Business Credit, Inc.
                  900 Ashwood Parkway
                  Atlanta, GA 30338
                  Attn:  Regional Credit Manager
                  Facsimile Number:  (770) 551-7899

         B. if to the Companies at:

                  Trak Auto Corporation
                  3300 75th Avenue
                  Landover, Maryland 20785
                  Attn:  Mr. David B. MacGlashan
                  Chief Financial Officer
                  Facsimile Number: (301) 731-1311
                  and
                  Attn:  Corporate Secretary
                  Facsimile Number:  (301) 773-2707

                  with a copy to:

                  Jones Day, Reavis & Pogue
                  Metropolitan Square
                  1450 G Street, NW
                  Washington, DC 20005-2088
                  Attention:  Kenneth J. Ayres, Esq.
                  Facsimile Number:  (202) 737-2832


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

or to such other address as any party may designate for itself by like notice.

         7. This Financing Agreement and the Loan Documents can be changed only by a writing signed by both the Companies and CITBC, and shall bind and benefit the Companies and CITBC and their respective successors and assigns.

         8. CITBC may assign its rights and delegate its obligations under this Financing Agreement and the other Loan Documents or sell participations in all or any part of the Revolving Loans or any other interest herein to a bank or other financial institution in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have had if it were CITBC, except as otherwise provided by the terms of such assignment or participation. CITBC may furnish any information concerning the Companies and Guarantors in the possession of CITBC from time to time to assignees and participants (including prospective assignees and participants) subject to a confidentiality agreement reasonably satisfactory to the Companies.

         9. THIS FINANCING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAW.

         10. This Financing Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument. In making proof of such agreement, it shall not be necessary to produce or account for any counterpart other than one signed by the party against which enforcement is sought.

         11. It is agreed that with respect to this Financing Agreement and the other Loan Documents, as each may be amended, modified, or supplemented from time to time, signed faxed documents shall be deemed to be of the same force and effect as an original of a manually signed copy.

         12. CITBC agrees to keep any non-public information delivered or made available to CITBC pursuant to this Financing Agreement confidential from any person or entity other than persons or entities employed or retained by CITBC and/or its affiliates who are or are expected to become engaged in evaluating, approving, structuring or administering, the Revolving Loans or Letters of Credit hereunder, provided that nothing herein shall prevent CITBC from disclosing such information as required or requested by any governmental agency or representative thereof or pursuant to legal process or as required in connection with the exercise of any remedy under this Financing Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.


                                  THE CIT GROUP/BUSINESS CREDIT, INC.


                                  By:      /s/ MICHAEL LAPRESI
                                           --------------------------

                                  Name:    Michael Lapresi

                                  Title:   Vice President

                                  TRAK AUTO CORPORATION


                                  By:      /s/ DAVID B. MACGLASHAN
                                           --------------------------

                                  Name:    David B. MacGlashan

                                  Title:   Senior Vice President
                                           and Chief Financial Officer

                                  SUPER TRAK CORPORATION


                                  By:      /s/ DAVID B. MACGLASHAN
                                           --------------------------

                                  Name:    David B. MacGlashan

                                  Title:   Senior Vice President
                                           and Chief Financial Officer

                                  TRAK CORPORATION


                                  By:      /s/ DAVID B. MACGLASHAN
                                           --------------------------

                                  Name:    David B. MacGlashan

                                  Title:   Senior Vice President
                                           and Chief Financial Officer